Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (April 10, 2023) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently acquired $8,383,423 of participations in two trade finance facilities and one term loan facility, bringing total financing commitments as of February 28, 2023 to approximately $398.5 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing company that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) primarily in developing economies where access to affordable capital is significantly limited. Impact investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe. The transaction details are summarized below.

On February 6, 2023 and February 17, 2023, TGIF funded two transactions totaling approximately $1,394,920 as part of a new trade finance facility to a cocoa trader in Ecuador. Priced at LIBOR + 0.79%, these facilities are set to mature on April 6, 2023, and April 17, 2023, respectively. The facility will support the borrower’s purchase of cocoa for export to international markets, promoting fair trade with Ecuadorian small-scale farmers.

On February 8, 2023, TGIF funded approximately $1,588,504 as part of an existing five-year term loan facility, priced at 12%, to a sustainable consumer lender in Colombia. The transaction is set to mature on December 27, 2026. The borrower is focused on providing much-needed liquidity to its more than 9,000 clients, the majority of which are women seeking to further their purchasing power for household staple goods.

On February 14, 2023, February 17, 2023, and February 28, 2023, TGIF funded three transactions totaling $5,400,000 as part of a new trade finance facility to a seafood processor in Ecuador. Priced at 11.75%, these transactions are set to mature on March 15, 2023, March 17, 2023, and July 1, 2023, respectively. The facility will support the borrower’s ability to purchase seafood products from suppliers for export to international clients.

“By extending financing to SMEs in Latin America, TGIF is demonstrating its commitment to businesses that have positive environmental and social impact,” said Gloria Nelund, CEO of TGIF. “More specifically, we are confident that this financing will the strengthen the workforce of these SMEs and support their steady growth trajectory during periods of limited capital availability.”

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF invests in SMEs through experienced local market sub-advisors and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.